EXHIBIT 99.1

331 32nd Avenue P.O. Box 5128 Brookings, SD 57006 Phone (605) 697-4000 www.daktronics.com
For more information contact Bill Retterath at (800) 605-DAKT (3258)

Daktronics, Inc. Reduces Third Quarter Revenue and EPS Estimates

        Brookings, S.D. – February 9, 2005 — Daktronics, Inc. (Nasdaq — DAKT), announced today that net revenues and earnings per share for the third quarter ended January 29, 2005 are expected to be lower than its previous guidance. Revenues are expected to be approximately $51 million, up approximately 14% from $44.7 million for the prior year period, but less than the previously announced projected revenue range of $53-$58 million. It also announced that as a result of the revenue shortfall, earnings are projected to be between $.10 and $.12 per share, down from $.13 per share for the prior year period and less than the previously announced $.16 to $.22 per share. Daktronics will release its results for third quarter pre-market on Wednesday, February 16.

        “Those who have followed our company over a longer time frame understand that our business experiences volatility over the short term,” said James Morgan, President and CEO. “During the most recently completed quarter, the revenue shortfall was attributable primarily to delays in order bookings and isolated parts shortages. The parts delay, which accounted for approximately $1.5 million of the shortfall in sales, was primarily related to our standard line of business products and is no longer a significant issue. The delay in order bookings involved some larger transactions that we expected to book earlier in the quarter. During the last week of the quarter and the first week of the fourth quarter, however, we booked or entered into letters of intent for over $18 million in orders including three million-plus dollar projects for major league baseball facilities (in addition to the recently announced project for the Rogers Centre) and one NBA arena. We believe this shortfall is temporary and not an indicator of a downturn in our longer term outlook,” continued Morgan.

        “On the earnings results for the quarter, we experienced gross profit margin pressure which drove the gross profit percentage to approximately 30% for the quarter. The lower margin as compared to previous guidance of approximately 32% was due to lower margins on projects which were booked during the quarter, and the overall mix of business,” said Bill Retterath, chief financial officer.

        “During the quarter, we began a review of our research and development expenditures for the purpose of determining if in prior years, we could achieve higher levels of tax credits related to research and development expenses,” said Retterath. “As a result of this review, we identified more than $0.5 million in credits for which we have applied for refunds related to our fiscal year 2001 results which were included in the estimated results. We are continuing to review fiscal years 2002, 2003, and 2004 for additional benefits which we expect to be able to quantify in connection with the fourth quarter results,” Retterath added.

        “We will announce estimates for our fourth quarter on February 16, 2005 which we expect to be up from the fourth quarter of fiscal year 2004,“said Morgan. “However, as a result of our third quarter revenue results, our annual guidance will be reduced to a range of $225 million to $235 million,” said Morgan. “In spite of the third quarter results, and subject to some additional review, we believe that the fourth quarter will be a strong quarter for order bookings, and because we are beginning the quarter work-in-progress and semi-finished goods inventory built in anticipation of order bookings, we should be in a good position to set a new record for quarterly sales.” said Morgan.

        The Company will publish its quarterly results on February 16, 2005 prior to the opening of trading, with a conference call following at 10:00 am CST.

        Daktronics has strong leadership positions in, and is one of the world’s largest suppliers of electronic scoreboards, computer-programmable displays, large screen video displays, and control systems. The Company excels in the control of large display systems, including those that require integration of complex multiple displays showing real time information, graphics, animation and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in sport, business and transportation applications, and celebrated its 35th year in business in 2003. For more information, visit the Company’s worldwide web site at http://www.daktronics.com, email the Company at sales@daktronics.com, call toll-free 1-800-DAKTRONICS (800-325-8766) in the U.S., or write to the Company at 331 32nd Avenue, P.O. Box 5128, Brookings, SD 57006-5128.

        Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements reflecting the Company’s expectations or beliefs concerning future events, which could materially affect company performance in the future. The Company cautions that these and similar statements involve risk and uncertainties including changes in economic and market conditions, management of growth, timing and magnitude of future contracts, and other risks noted in the company’s SEC filings which may cause actual results to differ materially. Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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